Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 22, 2016
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS, STOCK REPURCHASE PROGRAM AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, July 22, 2016 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and six months ended June 30, 2016.  Beneficial recorded net income of $2.7 million and $7.8 million, or $0.04 and $0.10 per diluted share, for the three and six months ended June 30, 2016, respectively, compared to net income of $7.1 million and $12.3 million, or $0.09 and $0.16 per diluted share, for the three and six months ended June 30, 2015.  Net income for the three and six months ended June 30, 2016 included $8.6 million and $9.5 million, respectively, of merger and restructuring charges related to the acquisition of Conestoga Bank and the Bank’s expense management reduction program.

During the second quarter, Beneficial completed its first share repurchase program since completing its mutual-to-stock conversion and related stock offering in January 2015. Under the first program, Beneficial repurchased 8,291,859 shares.  On July 21, 2016, Beneficial Bancorp adopted a second stock repurchase program for up to 10% of its outstanding common stock, or 7,770,978 shares.  Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions.  Repurchases will be made from time to time depending on market conditions and other factors.  There is no guarantee as to the exact number of shares to be repurchased by Beneficial.

On July 21, 2016, Beneficial Bancorp declared a cash dividend of 6 cents per share, payable on or after August 11, 2016, to common shareholders of record at the close of business on August 1, 2016. This is the first dividend declared in Beneficial’s 163 year history.

Highlights for the three and six months ended June 30, 2016 are as follows:

•                                          Beneficial completed the acquisition and integration of Conestoga Bank during the quarter which increased total loans by $518.1 million and total deposits by $588.4 million.

•                                          Net interest margin totaled 3.08% and 2.96% for the quarter and six months ended June 30, 2016 compared to 2.83% and 2.79% for the same period in 2015, respectively.  Margin has benefited from organic loan growth, the impact of the Conestoga acquisition, and continued improvement in the mix of our balance sheet.

•                                          For the six months ended June 30, 2016, net interest income increased $9.7 million, or 15.7%, to $71.0 million for the six months ended June 30, 2016 compared to $61.4 million for the same period in 2015, primarily due to the Conestoga acquisition and growth in our loan portfolio.

•                                          For the six months ended June 30, 2016, our loan portfolio increased $857.0 million, or 29.1%, due primarily to the acquisition of Conestoga loans of $518.1 million (17.6% growth), the purchase of $117.5 million of commercial real estate loans (4.0% growth) and net organic growth of $221.4 million (7.5% since year-end and 15.0% annualized).

•                                          Asset quality metrics continued to remain strong during the quarter with non-performing assets, excluding student loans, to total assets of 0.30% as of June 30, 2016 and March 31, 2016.  Our allowance for loan losses totaled $44.5 million, or 1.17% of total loans, as of June 30, 2016 compared to $45.5 million, or 1.55% of total loans, as of December 31, 2015.  The decline in the coverage ratio is primarily due to $518.1 million of acquired Conestoga loans that were recorded at fair value.

•                                          We continue to deploy our capital from the second step conversion.  Our tangible capital to tangible assets decreased to 15.95% at June 30, 2016 compared to 21.04% at December 31, 2015.  The decrease in this ratio can be attributed to our first share repurchase program and the impact of the acquisition of Conestoga Bank.  Tangible book value per share totaled $11.04 at June 30, 2016.

Gerard Cuddy, Beneficial’s President and CEO, stated “We continued to make progress against our strategic priorities during the quarter. We successfully completed our acquisition of Conestoga Bank, organically grew our loan portfolio, improved our balance sheet mix and implemented an expense reduction program.  We believe that these actions will continue to improve our financial results. We also completed our first share repurchase program and announced a second repurchase program, as well as declared a cash dividend to our shareholders. Our focus remains on employee engagement, a superior customer experience, prudent capital management and organic growth to continue to improve the financial performance of our organization.”

Balance Sheet

Total assets increased $687.4 million, or 14.2%, to $5.51 billion at June 30, 2016 compared to $4.83 billion at December 31, 2015.  The increase in total assets was primarily due to the $649.8 million of assets acquired as part of the acquisition of Conestoga Bank.

Cash and cash equivalents decreased $130.4 million to $103.5 million at June 30, 2016 from $233.9 million at December 31, 2015.  The decrease in cash and cash equivalents was primarily driven by repurchases of our common stock, and the $105.0 million paid to acquire Conestoga Bank.

Investments decreased $124.6 million, or 9.2%, to $1.2 billion at June 30, 2016 compared to $1.4 billion at December 31, 2015, as we continued to focus on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans increased $857.0 million, or 29.1%, to $3.80 billion at June 30, 2016 from $2.94 billion at December 31, 2015.  The increase in loans was primarily due to the acquisition of Conestoga loans of $518.1 million, net organic growth of $221.4 million and the purchase of $117.5 million of commercial real estate loans. Commercial loans include shared national credits, which are participations in loans or loan commitments of at least $20.0 million that are shared by three or more banks.  The shared national credit loans are typically variable rate with terms ranging from one to seven years.  At June 30, 2016, shared national credits totaled $245.3 million compared to $222.4 million at December 31, 2015. All of these loans were classified as pass rated as of June 30, 2016 as all payments are current and the loans are performing in accordance with their contractual terms.

Deposits increased $588.6 million, or 17.1%, to $4.04 billion at June 30, 2016 from $3.45 billion at December 31, 2015.  The $588.6 million increase in deposits during the six months ended June 30, 2016 was primarily due to the $588.4 million of deposits acquired as part of the acquisition of Conestoga Bank.

Borrowings increased $180.0 million to $370.4 million at June 30, 2016 and are being used as a low cost funding source to replace higher cost brokered CD’s and fund organic loan growth.

Stockholders’ equity decreased $89.2 million, or 8.0%, to $1.03 billion at June 30, 2016 from $1.12 billion at December 31, 2015.  The decrease in stockholders’ equity was primarily due to the repurchase of 8,291,859 shares of common stock during the six months ended June 30, 2016, partially offset by net income for the first six months of 2016.

Net Interest Income

For the three months ended June 30, 2016, net interest income was $38.8 million, an increase of $7.6 million, or 24.2%, from the three months ended June 30, 2015. The increase in net interest income was primarily due to the impact of the Conestoga acquisition, and improvement in our balance sheet mix and related interest earning assets with growth occurring in our higher yielding loan portfolio with reductions in cash and investment levels.  The net interest margin totaled 3.08% for the three months ended June 30, 2016 as compared to 2.83% for the same period in 2015.

For the six months ended June 30, 2016, Beneficial reported net interest income of $71.0 million, an increase of $9.7 million, or 15.7%, from the six months ended June 30, 2015. The increase in net interest income was primarily due to the acquisition of Conestoga Bank and higher interest earning assets as a result of the deployment of the second-step conversion proceeds.   Our net interest margin increased to 2.96% for the six months ended June 30, 2016 from 2.79% for the same period in 2015.

The continued low interest rate environment will put pressure on the net interest margin in future periods but we are focused on growing our loan portfolio and continuing to improve our balance sheet mix to help stabilize our net interest margin.

Non-interest Income

For the three months ended June 30, 2016, non-interest income totaled $6.0 million, a decrease of $1.2 million, or 16.1%, from the three months ended June 30, 2015.  The decrease was primarily due to a $1.1 million gain recorded on a limited partnership investment in 2015.

For the six months ended June 30, 2016, non-interest income totaled $11.4 million, a decrease of $1.4 million, or 11.2%, from the six months ended June 30, 2015. The decrease was primarily due to a $1.1 million gain recorded on a limited partnership investment in 2015 and a $321 thousand decrease in mortgage banking income, partially offset by a $285 thousand increase in interchange fees.

Non-interest Expense

During the quarter, the Compensation Committee of the Board of Directors of Beneficial approved restricted stock grants to employees, officers and directors of the Company, pursuant to the 2016 Omnibus Equity Incentive that was previously approved by the Company’s shareholders. An aggregate of approximately 2,275,000 shares of restricted stock were granted. Generally, the grants to directors vest over a 30 month period and the grants to employees and officers vest over a three year period. The estimated full quarter after tax expense of these grants is approximately $1.7 million.

For the three months ended June 30, 2016, non-interest expense totaled $40.1 million, an increase of $10.1 million, or 33.5%, from the three months ended June 30, 2015.  The increase in non-interest expense was primarily due to $8.6 million of merger and restructuring charges related to the acquisition of Conestoga Bank and an expense management reduction program.  In addition, salaries and employee benefits increased $732 thousand due primarily to annual merit increases as well as $429 thousand of expense related to shares granted in June 2016 in connection with the 2016 Omnibus Incentive Plan.

For the six months ended June 30, 2016, non-interest expense totaled $70.4 million, an increase of $9.9 million, or 16.4%, from the six months ended June 30, 2015. The increase in non-interest expense was primarily due to $7.9 million of merger and restructuring charges related to the acquisition of Conestoga Bank and $1.6 million related to an expense management reduction program.  In addition, salaries and employee benefits increased $1.1 million due primarily to annual merit increases as well as $429 thousand of expense related to shares granted in June 2016 in connection with the 2016 Omnibus Incentive Plan. These increases were partially offset by a $662 thousand decrease in marketing costs associated with 2015 rebranding initiatives.

Income Taxes

For the three months ended June 30, 2016, we recorded a provision for income taxes of $2.0 million, reflecting an effective tax rate of 42.0%, compared to a provision for income taxes of $2.9 million, reflecting an effective tax rate of 29.5% for the three months ended June 30, 2015.  For the six months ended June 30, 2016, we recorded a provision for income taxes of $4.2 million, reflecting an effective tax rate of 35.2%, compared to a provision for income taxes of $5.0 million, reflecting an effective tax rate of 28.7%, for the six months ended June 30, 2015. The increase in income tax expense and the effective tax rate during these periods is due to a lower ratio of tax exempt income compared to pre-tax income for the three and six months ended June 30, 2016 as compared to the same periods in 2015.

Asset Quality

Asset quality metrics remain strong as non-performing loans, excluding government guaranteed student loans, decreased to $14.5 million at June 30, 2016, compared to $14.8 million at December 31, 2015.  Our ratio of non-performing loans to total assets, excluding government guaranteed student loans, decreased to 0.30% at June 30, 2016 compared to 0.33% at December 31, 2015.

As a result of our strong asset quality metrics and low net charge-offs recorded in recent periods, we did not record a provision for loan losses during the three or six months ended June 30, 2016. As a result of the improvement in our asset quality metrics and net recoveries received, we recorded a $1.6 million and $3.6 million negative provision for loan losses for the three and six months ended June 30, 2015, respectively. Net charge-offs totaled $981 thousand during the six months ended June 30, 2016 compared to $738 thousand of net recoveries during the same period in 2015.

Our allowance for loan losses totaled $44.5 million, or 1.17% of total loans, as of June 30, 2016 compared to $45.2 million, or 1.44% of total loans, as of March 31, 2016 and $45.5 million, or 1.55% of total loans, as of December 31, 2015.  Excluding acquired loans that were recorded at fair value of $518.1 million as of the acquisition date; our loan loss reserves coverage ratio totaled 1.37% as of June 30, 2016.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of June 30, 2016, Beneficial’s tangible capital to tangible assets totaled 15.95%. In addition, at June 30, 2016, we had the ability to borrow up to $1.7 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Beneficial’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	6/30/2016	12/31/2015	6/30/2015	Capitalized Ratio	6/30/2016

Tier 1 Leverage (to average assets)	17.00%	22.38%	22.07%	5.0%	$629,934
Common Equity Tier 1 Capital (to risk weighted assets)	22.32%	33.36%	36.80%	6.5%	615,598
Tier 1 Capital (to risk weighted assets)	22.94%	34.13%	37.54%	8.0%	581,166
Total Capital Ratio (to risk weighted assets)	24.09%	35.38%	38.80%	10.0%	548,178

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	6/30/2016	12/31/2015	6/30/2015	Capitalized Ratio	6/30/2016

Tier 1 Leverage (to average assets)	15.15%	16.86%	16.62%	5.0%	$532,469
Common Equity Tier 1 Capital (to risk weighted assets)	20.45%	25.74%	28.28%	6.5%	542,217
Tier 1 Capital (to risk weighted assets)	20.45%	25.74%	28.28%	8.0%	483,931
Total Capital Ratio (to risk weighted assets)	21.61%	26.99%	29.54%	10.0%	451,036

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 63 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios, our ability to successfully integrate the assets, liabilities, customers, systems and employees of Conestoga Bank into our operations and our ability to realize related revenue synergies and cost savings within expected time frames. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	June 30,	March 31,	December 31,	June 30,
	2016	2016	2015	2015
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$51,622	$40,381	$43,978	$48,114
Interest-bearing deposits	51,868	71,384	189,942	238,189
Total cash and cash equivalents	103,490	111,765	233,920	286,303

Investment Securities:
Available-for-sale	576,374	582,402	655,162	689,775
Held-to-maturity	642,826	673,222	696,310	745,730
Federal Home Loan Bank stock, at cost	16,431	8,786	8,786	8,786
Total investment securities	1,235,631	1,264,410	1,360,258	1,444,291

Loans and leases:	3,798,493	3,151,785	2,941,446	2,708,508
Allowance for loan and lease losses	(44,519)	(45,234)	(45,500)	(47,792)
Net loans and leases	3,753,974	3,106,551	2,895,946	2,660,716

Accrued interest receivable	16,314	14,794	14,298	13,657

Bank premises and equipment, net	77,842	72,465	73,213	79,159

Other assets:
Goodwill	169,239	121,973	121,973	121,973
Bank owned life insurance	79,612	65,095	64,827	64,647
Other intangibles	5,605	3,915	4,389	5,203
Other assets	72,382	53,726	57,871	60,550
Total other assets	326,838	244,709	249,060	252,373
Total assets	$5,514,089	$4,814,694	$4,826,695	$4,736,499

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$505,029	$409,716	$409,232	$381,667
Interest bearing deposits	3,535,542	3,100,774	3,042,691	2,993,464
Total deposits	4,040,571	3,510,490	3,451,923	3,375,131
Borrowed funds	370,414	190,410	190,405	190,396
Other liabilities	76,788	67,206	68,821	69,162
Total liabilities	4,487,773	3,768,106	3,711,149	3,634,689
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—	—
Common stock — $.01 par value	832	831	829	829
Additional paid-in capital	762,685	789,978	787,503	784,587
Unearned common stock held by employee stock ownership plan	(30,780)	(31,397)	(32,014)	(33,248)
Retained earnings	390,722	387,974	382,951	372,364
Accumulated other comprehensive loss, net	(17,001)	(18,562)	(23,374)	(22,382)
Treasury stock, at cost	(80,142)	(82,236)	(349)	(340)
Total stockholders’ equity	1,026,316	1,046,588	1,115,546	1,101,810
Total liabilities and stockholders’ equity	$5,514,089	$4,814,694	$4,826,695	$4,736,499

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
INTEREST INCOME:
Interest and fees on loans and leases	$37,743	$29,990	$28,196	$67,733	$54,461
Interest on overnight investments	161	259	157	421	426
Interest and dividends on investment securities:
Taxable	6,166	6,360	7,215	12,525	15,126
Tax-exempt	325	325	394	650	892
Total interest income	44,395	36,934	35,962	81,329	70,905

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	556	466	381	1,022	805
Money market and savings deposits	1,503	1,322	1,334	2,825	2,641
Time deposits	1,886	1,628	1,762	3,515	3,595
Total	3,945	3,416	3,477	7,362	7,041
Interest on borrowed funds	1,674	1,278	1,261	2,952	2,508
Total interest expense	5,619	4,694	4,738	10,314	9,549
Net interest income	38,776	32,240	31,224	71,015	61,356
Provision for loan losses	—	—	(1,600)	—	(3,600)
Net interest income after provision for loan losses	38,776	32,240	32,824	71,015	64,956

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,539	1,990	1,486	3,530	3,472
Service charges and other income	4,383	3,385	5,425	7,768	8,932
Mortgage banking income	101	(28)	267	73	394
Net loss on sale of investment securities	(4)	(4)	(4)	(8)	(9)
Total non-interest income	6,019	5,343	7,174	11,363	12,789

NON-INTEREST EXPENSE:
Salaries and employee benefits	16,577	15,817	15,845	32,394	31,337
Occupancy expense	2,453	2,293	2,211	4,745	5,008
Depreciation, amortization and maintenance	2,571	2,317	2,174	4,889	4,475
Marketing expense	889	913	1,148	1,802	2,464
Intangible amortization expense	558	474	467	1,032	933
FDIC insurance	625	553	512	1,178	1,060
Merger and restructuring charges	8,621	838	—	9,459	—
Professional fees	1,386	1,029	1,297	2,415	2,852
Classified loan and other real estate owned related expense	173	292	799	465	1,091
Other	6,200	5,807	5,542	12,008	11,265
Total non-interest expense	40,053	30,333	29,995	70,387	60,485

Income before income taxes	4,742	7,250	10,003	11,991	17,260
Income tax expense	1,994	2,227	2,948	4,220	4,954

NET INCOME	$2,748	$5,023	$7,055	$7,771	$12,306

EARNINGS PER SHARE — Basic	$0.04	$0.07	$0.09	$0.11	$0.16
EARNINGS PER SHARE — Diluted	$0.04	$0.07	$0.09	$0.10	$0.16

Average common shares outstanding — Basic	71,197,288	76,162,515	78,374,704	73,679,901	78,414,226
Average common shares outstanding — Diluted	72,078,696	76,993,671	79,058,474	74,536,502	79,067,396

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	Three Months Ended						Six Months Ended
	June 30, 2016		March 31, 2016		June 30, 2015		June 30, 2016		June 30, 2015
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,378,633	1.93%	$1,506,173	1.84%	$1,722,562	1.80%	$1,442,514	1.88%	$1,827,831	1.80%
Overnight investments	125,509	0.51%	205,383	0.50%	248,284	0.25%	165,446	0.50%	338,834	0.25%
Stock	14,405	4.45%	8,787	4.45%	8,793	4.78%	11,707	4.42%	8,813	12.76%
Other investment securities	1,238,719	2.04%	1,292,003	2.04%	1,465,485	2.05%	1,265,361	2.04%	1,480,184	2.09%

Loans and leases:	3,638,837	4.14%	2,975,549	4.02%	2,681,433	4.19%	3,340,332	4.04%	2,566,080	4.25%
Residential	788,063	4.09%	734,020	4.16%	702,994	4.29%	764,500	4.10%	689,588	4.31%
Commercial real estate	1,450,685	4.02%	1,087,469	3.94%	848,740	4.19%	1,291,323	3.92%	750,260	4.36%
Business and small business	746,406	4.32%	531,762	3.77%	506,122	4.09%	643,489	4.06%	500,479	4.04%
Personal	653,683	4.23%	622,298	4.22%	623,577	4.17%	641,020	4.21%	625,753	4.20%

Total interest earning assets	$5,017,470	3.53%	$4,481,722	3.29%	$4,403,995	3.26%	$4,782,846	3.39%	$4,393,911	3.23%

Deposits:	$3,511,893	0.45%	$3,067,501	0.45%	$3,005,930	0.46%	$3,328,874	0.44%	$3,085,282	0.46%
Savings	1,233,829	0.34%	1,155,603	0.34%	1,144,825	0.35%	1,200,586	0.34%	1,133,524	0.35%
Money market	492,471	0.38%	399,739	0.34%	421,801	0.33%	460,104	0.35%	424,283	0.33%
Demand	854,054	0.24%	763,857	0.23%	652,839	0.21%	814,445	0.23%	724,268	0.20%
Demand - municipals	129,905	0.17%	128,946	0.11%	125,558	0.11%	129,425	0.14%	135,378	0.11%
Total core deposits	2,710,259	0.31%	2,448,145	0.29%	2,345,023	0.29%	2,604,560	0.30%	2,417,453	0.29%

Time deposits	801,634	0.95%	619,356	1.06%	660,907	1.07%	724,314	0.98%	667,829	1.09%

Borrowings	306,221	2.20%	190,462	2.70%	190,395	2.66%	255,123	2.33%	190,425	2.66%

Total interest bearing liabilities	$3,818,114	0.59%	$3,257,963	0.58%	$3,196,325	0.59%	$3,583,997	0.58%	$3,275,707	0.59%

Non-interest bearing deposits	498,311		395,940		379,221		451,117		372,988

Net interest margin		3.08%		2.87%		2.83%		2.96%		2.79%

ASSET QUALITY INDICATORS	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2016	2016	2015	2015

Non-performing assets:
Non-accruing loans	$14,500	$13,731	$14,768	$12,812
Accruing loans past due 90 days or more	20,138	21,223	22,900	25,460
Total non-performing loans	$34,638	34,954	37,668	38,272

Real estate owned	1,999	827	1,276	1,359

Total non-performing assets	$36,637	$35,781	$38,944	$39,631

Non-performing loans to total loans and leases	0.91%	1.11%	1.28%	1.41%
Non-performing assets to total assets	0.66%	0.74%	0.81%	0.84%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.30%	0.30%	0.33%	0.30%
ALLL to total loans and leases	1.17%	1.44%	1.55%	1.76%
ALLL to non-performing loans	128.53%	129.41%	120.79%	124.87%
ALLL to non-performing loans, excluding government guaranteed student loans	307.03%	329.43%	308.10%	373.03%

Key performance ratios (annualized) are as follows for the three and six months ended (unaudited):

	For the Three Months Ended			For the Six Months Ended
PERFORMANCE RATIOS:	June 30,	March 31,	December 31,	June 30,
(annualized)	2016	2016	2015	2016	2015

Return on average assets	0.21%	0.42%	0.39%	0.31%	0.53%
Return on average equity	1.11%	1.87%	1.67%	1.49%	2.45%
Net interest margin	3.08%	2.87%	2.84%	2.96%	2.79%
Efficiency ratio	89.41%	80.71%	79.50%	85.44%	81.58%
Efficiency ratio (excluding merger & restructuring charges)	70.16%	78.47%	77.49%	73.96%	81.58%
Tangible common equity	15.95%	19.64%	21.04%	15.95%	21.14%